EXHIBIT 10.2

Strictly Confidential

May 9, 2024

Catheter Precision, Inc.

1670 Highway 160 West

Suite 205

Fort Mill, SC 29708

Attention: David A. Jenkins, Chief Executive Officer

INVESTMENT BANKING AGREEMENT

Dear Mr. Jenkins:

We are pleased to confirm our mutual understanding regarding the retention of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) by Catheter Precision, Inc. and its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).

1.

Purpose of Engagement. Ladenburg will assist the Company as (i) its exclusive warrant solicitation agent in connection with the solicitation of the exercise of any of the Company’s outstanding warrants (the “Warrant Solicitation”) and/or (ii) as its strategic advisor for a merger of another company with and into the Company, acquisition of another company or any assets of another company acquired by the Company or licensing of assets of another company by the Company (a "Strategic Transaction"), and/or (iii) its exclusive placement agent/sole bookrunner in connection with one or more proposed securities offerings and sales by the Company of Company’s Securities (including but not limited to, convertible preferred stock, convertible notes, common stock, and warrants to purchase common stock issued by the Company (the "Securities")) (the "Securities Transaction," and with the Warrant Solicitation or any Strategic Transaction, each a “Transaction” and together, the “Transactions”). For the avoidance of doubt, any bridge loans up to and including $1 million obtained by the Company during the term hereof from persons not introduced to the Company by Ladenburg shall not be Transactions hereunder, and any bridge loans in excess of $1 million obtained by the Company during the term hereof shall be Transactions hereunder.

Ladenburg and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transaction. It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company’s sole and absolute discretion.

2.

Term of Engagement. The term of our engagement hereunder shall be for a period commencing on the date hereof and expiring on December 31, 2024 (the “Term”). In the event that Nicholas Stergis ceases to be an employee of Ladenburg during the Term, then (a) this Agreement shall terminate 90 days after his last day as an employee of Ladenburg, unless he continues to manage the engagement under a written agreement with Ladenburg; and (b) the provisions of Paragraph 5 shall have no force or effect. The provisions of Paragraphs 4, 5 and 6 and Exhibit A, which is attached hereto and incorporated herein, shall survive any termination or expiration of this Agreement.

LADENBURG THALMANN & CO. INC.

640 Fifth Avenue, 4TH Floor

New York, New York 10019

Phone 212-409-2000

Catheter Precision, Inc.

May 9, 2024

3.

Terms of Transaction. The terms of any Securities Transaction will be described more fully in an Underwriting or Placement Agent Agreement (“Securities Agreement”), which the Company and Ladenburg will negotiate in good faith. The terms of any Warrant Solicitation will be described more fully in a Warrant Solicitation Agreement (“Warrant Solicitation Agreement”), which the Company and Ladenburg will negotiate in good faith. No party shall have any obligation to execute a Securities Agreement or a Warrant Solicitation Agreement, and any determination to do so shall be in the sole and absolute discretion of each party.

4.	Compensation. In consideration for our services described above, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg, the following compensation:

a)

Securities Transaction Fee. The Securities Agreement will provide for the payment to Ladenburg of a cash fee, upon the consummation of a Securities Transaction equal to 8% of the total gross proceeds to the Company from the Securities Transaction, payable by wire transfer at the closing of the Securities Transaction; provided, however, that the cash fee for Securities Transactions with investors listed on Exhibit B hereto shall be reduced to 5% of the total gross proceeds to the Company from the Securities Transaction, payable by wire transfer at the closing of the Securities Transaction (the “Securities Transaction Fee”).

b)

Warrant Solicitation Fee. The Warrant Solicitation Agreement will provide for the payment of a cash fee to Ladenburg equal to 8% of the gross proceeds to the Company from any exercise of any of the Company’s warrants in which the investors were issued new Securities as an inducement to exercise their warrants (the “Warrant Solicitation Fee”).

c)	Management Fee. A management fee payable in cash equal to 1.0% of the total gross proceeds raised from a Transaction.

d)

Multiple Closings. In the event there are multiple partial closings prior to the final closing of a Transaction that result from binding agreement(s) governing such Transaction entered into by the Company, the Company shall pay Ladenburg a pro rata portion of the Securities Transaction Fee or Warrant Solicitation Fee, as applicable, as soon as is practicable after each such closing.

e)

Warrants. In addition, at the closing of a Securities Transaction or a Warrant Solicitation, the Company will issue to Ladenburg or its designees (as permitted by FINRA Rule 5110(g)) warrants (the "Warrants") to purchase the number of shares of Common Stock that is equivalent to 6.0% of the number of shares of Common Stock sold in the Transaction (or into which any convertible Securities including prefunded warrants sold in the Transaction could be converted, but not including any warrants issued to investors in the Transaction), at an exercise price equal to 155% of the per share equivalent paid in the Transaction by investors. The Warrants shall have a term expiring 5 years from the later of the date of issuance or the effective date of a registration statement covering the issuance of the Warrants, if applicable, except as otherwise required by applicable FINRA rules. The form of Warrant shall be substantially similar to the warrants issued to Investors participating in any Transaction in the event that warrants are issued in the Transaction; in the event that no warrants are issued in the Transaction, the form of Warrant shall be on commercially reasonable terms and substantially similar to warrants issued in similar transactions. The number of Warrants issuable at the Closing shall be subject to reduction to whatever extent necessary to comply with the compensation limits imposed by FINRA Rule 5110.

Catheter Precision, Inc.

May 9, 2024

f)

Strategic Transaction Fee. Upon the closing of a Strategic Transaction involving a company contacted by Ladenburg and introduced to the Company, the Company shall pay a fee for a Strategic Transaction to Ladenburg equal to 3% of the value of the total consummated transaction (the “Strategic Transaction Fee”), provided, however, that the minimum Strategic Transaction Fee shall be $550,000.

g)

Fee Obligation. If within twelve months after the date of termination or expiration of this Agreement (or, if earlier, three months after Nicholas Stergis ceases to be an employee of Ladenburg), the Securities or securities convertible into or exchangeable for the Securities are sold in a Securities Transaction by the Company to investors contacted by Ladenburg on behalf of the Company, or warrants are exercised in a Warrant Solicitation by warrant holders solicited by Ladenburg on behalf of the Company, or the Company closes a Strategic Transaction with a company contacted by Ladenburg, then the Company shall pay to Ladenburg (i) at the time of each such sale in a Securities Transaction, the Securities Transaction Fee set forth in this Paragraph 4 with respect to any such sale and (ii) at the time of each such warrant exercise in a Warrant Solicitation, the Warrant Solicitation Fee set forth in this Paragraph 4 with respect to any such exercise.

5.

Securities Offerings. Following a closing of a Transaction raising at least $4 million in net proceeds, if at any time within twelve months following the date of such closing and expiration of the Term, should the Company, in its sole discretion, propose to effect a further financing that meets the definition of a transaction, the Company shall offer to Ladenburg the opportunity to participate as a sole bookrunner, exclusive sales agent, or exclusive placement agent in respect of such financing on terms and conditions mutually acceptable to the Company and Ladenburg. Ladenburg may decline such participation interest in its sole and absolute discretion and will notify the Company as to its decision as to whether to participate no later than the fifth business day following notification of such proposed financing. The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Ladenburg, market conditions, the absence of adverse change to the Company’s business or financial condition, approval of Ladenburg’s internal committee and any other conditions that Ladenburg may reasonably deem appropriate for transactions of such nature. The Company will notify Ladenburg in writing of its intention to pursue such further financing, and Ladenburg will advise the Company promptly of Ladenburg’s election to participate in such financing (but in no event later than five (5) business days following the Company’s notice to Ladenburg). Ladenburg’s election not to participate with respect to a particular proposed financing will not adversely affect its rights hereunder with respect to any other proposed equity financing of the Company during the period referred to above.

6.

Reimbursement of Expenses. In addition to the fees described in Paragraph 4 above, the Company agrees to reimburse Ladenburg promptly, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Ladenburg (including travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by Ladenburg, etc.), not to exceed $15,000 in pre-closing expenses and not to exceed an additional $60,000 at closing of the warrant inducement, private placement or registered direct (or $95,000 in the event of a registered public offering), in connection with the matters contemplated by this Agreement.

Catheter Precision, Inc.

May 9, 2024

We look forward to formalizing our business relationship. If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.

Very truly yours, LADENBURG THALMANN & CO. INC.

By:	/s/ Nicholas Stergis
Name:	Nicholas Stergis
Title:	Managing Director

Confirmed and agreed to this 9th day of May 2024

catheter precision, INC.

By:	/s/ David A. Jenkins
Name:	David A. Jenkins
Title:	CEO

Catheter Precision, Inc.

May 9, 2024

EXHIBIT A

(A)

Representations of the Company. The Company hereby represents and warrants that any and all information supplied hereunder to Ladenburg in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company shall be, to the best of the Company’s knowledge, true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading. The Company hereby acknowledges that the ability of Ladenburg to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Ladenburg. The Company further represents and warrants hereunder that this Agreement has been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement. Ladenburg shall have the benefit of, and shall be an intended third party beneficiary of, the identical representations and warranties provided to an Investor(s) in a securities purchase agreement or similar document entered into in connection with a Transaction. During the Term of this Agreement, the Company shall not engage or discuss engaging any other financial advisors, investment bankers, consultants, or finders for the purposes of raising capital for the Company. The Company acknowledges that it will be responsible for any fees associated with any prior investment banking, finder or advisory agreements.

(B)

Indemnification. The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) resulting from a third party action (collectively, "Losses") arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the fraud, intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.

If Ladenburg receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (B), Ladenburg shall promptly give the Company written notice thereof (a "Claim Notice"). Failure to give such Claim Notice promptly shall not constitute a waiver by Ladenburg of its right to indemnity here-under with respect to such action, suit or proceeding, except to the extent that the Company is prejudiced as a result of such failure. Upon receipt by the Company of a Claim Notice from Ladenburg with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. Ladenburg shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testi-mony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connec-tion therewith. Ladenburg shall have the right to employ its own counsel in any such action, which shall be at the Company’s expense if (i) the Company and Ladenburg have mutually agreed in writing to the retention of such counsel, (ii) the Company has failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to Ladenburg in such litigation or proceeding or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and Ladenburg and representation of the Company and Ladenburg by the same counsel or experts would, in the reasonable opinion of Ladenburg, be inappropriate due to actual or potential differing interests between the Company and Ladenburg. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Ladenburg, which consent shall not be delayed and which shall not be required if Ladenburg is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

Catheter Precision, Inc.

May 9, 2024

The Company further agrees, upon demand by Ladenburg, to promptly reimburse Ladenburg for, or pay, any loss, claim, damage, liability or expense as to which Ladenburg has been indemnified herein with such reimbursement to be made currently as any loss, damage, liability or expense is incurred by Ladenburg. Notwithstanding the provisions of the aforementioned indemnification, any such reimbursement or payment by the Company of fees, expenses, or disbursements incurred by Ladenburg shall be repaid by Ladenburg in the event of any proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered in a court of competent jurisdiction against Ladenburg based solely upon its gross negligence or intentional misconduct in the performance of its duties hereunder, and provided further, that the Company shall not be required to make reimbursement or payment for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

If for any reason the foregoing indemnification is unavailable or is insufficient to hold Ladenburg harmless, the Company agrees to contribute the amount paid or payable by Ladenburg in such proportion as to reflect not only the relative benefits received by the Company, as the case may be, on the one hand, and Ladenburg, on the other hand, but also the relative fault of the Company and Ladenburg as well as any relevant equitable considerations. In no event shall Ladenburg contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

For purposes of this Agreement, each officer, director, member, and employee or affiliate of Ladenburg and each person, if any, who controls Ladenburg (or any affiliate) within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Ladenburg with respect to matters of indemnification by the Company hereunder.

(C)

Independent Contractor. It is expressly understood and agreed that Ladenburg shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Ladenburg shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(D)

Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which enforcement of such modification, waiver, amendment, discharge, or change is sought.

(E)

Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(F)

Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, shall remain in full force or effect in accordance with their terms.

Catheter Precision, Inc.

May 9, 2024

(G)

Severability. The invalidity, illegality or unenforceability of any provision or provi-sions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, con-strued and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(H)

Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be a court of competent jurisdiction in New York, New York and agrees to waive any objections to such venue. This provision supersedes, waives and displaces any right to arbitration. EACH OF LADENBURG AND THE COMPANY HEREBY EXPRESSLY WAIVE ALL RIGHTS TO FINRA ARBITRATION. EACH OF LADENBURG AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(I)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(J)

Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signato-ries to the original or the same counterpart.

(K)

Attorneys’ Fees and Court Costs. If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

(L)

Computer Virus. During the course of this engagement, Ladenburg may exchange electronic versions of documents and emails with you using commercially available software. Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs. Ladenburg takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses. Ladenburg also updates its system with the software vendor’s most current releases at regular intervals.

By utilizing this virus scanning software, Ladenburg’s system may occasionally reject a communication you send. Ladenburg in turn may send you something that is rejected by your system. This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Ladenburg cannot guarantee that its communications and documents will always be virus free. Occasionally, a virus will escape and go undetected as it is passed from system to system. Although Ladenburg believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Ladenburg immediately in the event a virus enters your company’s system via any electronic means originating from Ladenburg. Through cooperative efforts, disruption to communications can be minimized.

Catheter Precision, Inc.

May 9, 2024

(M)

Information Disclosure. Ladenburg may disclose any information when it is believed necessary for the conduct of its business, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law enforcement and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates as well as to others that are outside Ladenburg. Ladenburg may make other disclosures of information as permitted by law.

(N)

Legal Services. While certain principals of Ladenburg are attorneys, Ladenburg is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Ladenburg is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(O)

Securities Trading and Other Activities. Ladenburg is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities. The Company agrees and acknowledges that in the ordinary course of these activities, Ladenburg and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Company further agrees and acknowledges that Ladenburg and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Ladenburg’s, or its affiliates’, ability to provide such services.

(P)

No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained Ladenburg for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(Q)

Regulatory Requirements. If necessary, the Company agrees to provide Ladenburg with information and supporting documentation to enable Ladenburg to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56), the Financial Crimes Enforcement Network, and other regulations.

(R)	Marketing. Ladenburg shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein.

(S)

Representations and Warranties of Ladenburg. Ladenburg represents, acknowledges and agrees that: (i) Ladenburg is, and at all times during the term of this Agreement will be, properly registered as a broker-dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended, and under the laws of each applicable state, and in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (ii) all services contemplated by this Agreement will be performed in material compliance with all applicable laws, including, without limitation, FINRA rules and regulations.

Catheter Precision, Inc.

May 9, 2024

EXHIBIT B

Michael Potter/Monarch Capital

Jarrod Cohen

Andrew Silverberg/Thorney

Andy Arno/Jim Satloff/Unterberg Leagacy

John Merriman

John Stanley/Stanley Partners

VTAK board of directors

Rollins Family

Wheatley Partners

Jim Foley

Strome Asset Management